FORM OF

                                                                  No. __________

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED, EXCEPT IN COMPLIANCE WITH SUCH ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

THIS NOTE IS SUBORDINATE TO SENIOR INDEBTEDNESS UNDER THE TERMS OF THAT CERTAIN NOTE PURCHASE AGREEMENT OF EVEN DATE HEREWITH BY AND AMONG THE BORROWER, THE GUARANTORS, THE PURCHASER OF THIS NOTE AND THE OTHER NOTE PURCHASERS LISTED THEREIN, A COPY OF WHICH MAY BE OBTAINED FROM BORROWER'S PRINCIPAL BUSINESS OFFICE.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL  ISSUE  DISCOUNT  (OID).  AS PROVIDED IN
SECTION 1275 OF THE INTERNAL REVENUE CODE AND THE TREASURY REGULATIONS THEREUNDER, KURT W. RUTTUM, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, A REPRESENTATIVE OF CFI PROSERVICES, INC., TELEPHONE NUMBER (800) 274-7280, WILL MAKE AVAILABLE UPON REQUEST BEGINNING TEN DAYS AFTER THE ISSUE DATE THE INFORMATION DESCRIBED IN TREASURY REGULATION 1.1275-3(b)(1)(i).


                              CFI PROSERVICES, INC.
                   10% CONVERTIBLE SUBORDINATED DISCOUNT NOTE



$_______________                                                 August 13, 1999

         FOR VALUE RECEIVED, CFI PROSERVICES, INC., an Oregon corporation (the "Borrower" or the "Company"), hereby promises to pay to the order of _______________ ("Purchaser", and together with any assignee or transferee of Purchaser, the "Holder"), the principal sum of ____________________ DOLLARS ($__________) in immediately available funds and in lawful money of the United States of America, all as provided below. This 10% Convertible Subordinated Discount Note (this "Note"), due on the Maturity Date (as such term is defined below) has been issued pursuant to the terms of that certain Note Purchase Agreement between the Company, the Guarantors (as defined therein) and the Purchasers (defined therein) dated as of August 13, 1999 (as it may be amended, restated, supplemented, or otherwise modified from time to time, the "Purchase Agreement"), is one of the Notes referred to therein, and is subject to and entitled to the benefits of the Purchase Agreement. Capitalized terms used in this Note which are not defined in this Note shall have the meanings given to such terms in the Purchase Agreement.

         The Indebtedness evidenced by this Note, including the payment of principal, premium, if any, and interest on this Note, shall be subordinate and subject in right of payment, to the extent and

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in the  manner set forth in Section 5 of the  Purchase  Agreement,  to the prior payment in full of all Senior Indebtedness.

         1. Payment of Principal. The Company shall pay in full the entire outstanding principal balance of this Note, together with all premium or Liquidated Damages, if any, accrued and unpaid interest on, and all other amounts due under this Note on August 13, 2004. If all of the Notes issuable under the Purchase Agreement are issued, the purchase price originally paid by the Purchasers for these Notes of $5,550,000 will accrete in value in the manner specified in Section 3(c) hereof to an aggregate principal amount of $7,437,535 on August 13, 2002, at a rate of 10% per annum, compounded semi-annually on February 13, and August 13 of each year, or at the Default rate specified in
Section 3(c).

         2.       Interest.

                  (a) Deferral and Payment of Interest. Interest under this Note shall accrue, commencing August 13, 2002, at a rate equal to 10% per annum, payable in cash semi-annually in arrears on February 13 and August 13 of each year (with the first such payment due February 13, 2003), to the Holder of record on that date, with respect to the principal amount of the Note and (without duplication and to the extent that payment of such interest is enforceable under applicable law) on any interest which is in arrears until the date the Note is indefeasibly repaid in full or converted into shares of the Company's Common Stock as set forth herein and as provided for in the Purchase Agreement, compounded semi-annually. Interest for any partial period shall be computed on the basis of the actual number of days elapsed over a 360-day year, including the first day and excluding the last day.

                  (b) Default Rate of Interest. If at any time (i) the Company fails to make any payment of principal as and when due (whether at stated maturity, upon acceleration or required prepayment or otherwise), (ii) the Company fails to make any payment of interest, premium, if any, Liquidated Damages, if any, fees, costs, expenses or other amounts due hereunder within one
(1) Business Day after the date when due, or (iii) any other Default or Event of Default has occurred and is continuing, then, in addition to the rights and remedies available to the Holder under the Purchase Agreement and applicable laws, the outstanding principal balance of, premium, if any, Liquidated Damages, if any, and accrued and unpaid interest on this Note shall bear interest at a rate per annum equal to 12% (the "Default Rate") from the date on which such Default or Event of Default is deemed to have first occurred (as provided in Section 9 of the Purchase Agreement) until such time as such Default or Event of Default is cured or waived.

         3.       Optional Prepayment.

                  (a) No Prepayment Period. Except as provided in Section 4 below, the Company shall have no right to redeem this Note on or prior to August 13, 2002. Thereafter, the Company may prepay the principal balance of this Note at any time following thirty (30) days prior written notice to Holder, without premium or penalty; provided, however, that Holder may, at its sole option at any time prior to the expiration of such thirty (30) day notice period and in lieu of such prepayment, require the Company to convert this Note in accordance with the provisions of

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Section 6; provided,  further, that with any prepayment,  the Company shall also prepay all accrued but unpaid interest and Liquidated Damages on the portion of the outstanding and unpaid principal which is being prepaid.

                  (b) Stock Performance Prepayment. Notwithstanding the provisions of this Section (a) above, if (i) on or after August 13, 2001, the closing price (last trade, or if there is no trade, an average of the bid and ask), of Common Stock on the Nasdaq National Market ("Closing Price") is greater than 150% of the then applicable Conversion Price (as defined below) for each of the twenty (20) consecutive trading days prior to the date a prepayment notice is given, (ii) there is not then pending a Default or Event of Default, and
(iii) the Shelf Registration for the Common Stock issuable upon conversion of the Note is then effective, and remains effective for the entire thirty (30) day notice period referenced below, then the Company may offer to prepay the Note at an amount equal to the then Accreted Value of the Note through the date of Prepayment, following thirty (30) days prior written notice to Holder, without premium or penalty; provided, however, that Holder may, at its sole option at any time prior to the expiration of such thirty (30) day notice period and in lieu of such prepayment, require the Company to convert this Note in accordance with the provisions of Section 6; provided, further, that with any prepayment, the Company shall also prepay all accrued but unpaid interest and Liquidated Damages on the portion of the outstanding and unpaid principal which is being prepaid.

                  (c) Definition of Accreted Value. For purposes of this Note, "Accreted Value" means, as of any date of determination prior to August 13, 2002, with respect to any Note, the sum of (i) the initial purchase price, or 74.6215% of the original principal amount, of such Note, and (ii) the portion of the excess of the principal amount of such Note over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at a rate of 10% per annum of the initial purchase price of the Note, compounded semi-annually on each February 13 and August 13 from the date of original issuance of the Notes through the date of determination, computed on the basis of a 360-day year of twelve 30-day months; provided, however, during any time when a Default or Event of Default has occurred and is continuing, then in addition to the rights and remedies available to the Holder under the Purchase Agreement and applicable laws, the principal amount of the Note shall accrete at a rate of 12% per annum. The Notes shall cease to accrete on August 13, 2002.

         4. Mandatory Prepayments. The Company shall make mandatory prepayments with respect to this Note as follows:

                  (a) Asset Sale Prepayments. If at any time the Company intends to consummate any Asset Sale, it shall, within thirty (30) days prior to the proposed date of consummation, notify the Holder in writing of the proposed Asset Sale (including, without limitation, the subject matter and the material terms thereof and the proposed date of consummation). Promptly following consummation of the Asset Sale, any Net Cash Proceeds (as defined in the 1999 Credit Facility) not applied to reduce Senior Indebtedness shall be offered as a prepayment on the Notes pursuant to Section (d) of this Section 4.


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                  (b) Change in Control  Prepayment.  The Holder may require the
Company to prepay this Note, in whole or in part as requested by the Holder, at any time during the 90-day period following the consummation of a transaction which constitutes a Change in Control (as such term is defined in the 1999 Credit Facility), at the greater of the (i) Accreted Value together with all accrued and unpaid interest and Liquidated Damages, if any, thereon or (ii) the amount determined by multiplying the Closing Price of the Common Stock on the date prior to the Change of Control by the number of shares that would have been obtained had this Note been converted in full on that date.

         The Company shall notify the Holder thirty (30) days in advance of the date on which a Change in Control will occur or as soon as reasonably practicable thereafter, and shall, in such notification, inform the Holder of the Holder's right to require the Company to prepay this Note as provided in this Section 4 and of the date on which such right shall terminate (which shall be no less than 30 days after a Holder's receipt of notice). If the Holder elects to require the Company to prepay this Note pursuant to this Section 4, it shall furnish, prior to the date fixed in the Company's notice, written notice to the Company advising the Company of such election and the amount of principal of this Note to be prepaid. The Company shall prepay this Note in accordance with this Section 4 within one (1) Business Day after receipt of the Holder's election to require prepayment.

                  (c) Liquidation, Dissolution or Winding Up. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company or any sale, lease, transfer, assignment or other disposition of all or substantially all of the assets of the Company on a consolidated basis, (a "Liquidation Event") the Company shall be required to offer to pay the Accreted Value of this Note through the date of prepayment, together with all accrued and unpaid interest and Liquidated Damages, if any, thereon. The Company shall notify the Holder thirty (30) days in advance of the date on which a Liquidation Event will occur or as soon as reasonably practicable thereafter, and shall, in such notification, inform the Holder of the Holder's right to require the Company to prepay this Note as provided in this Section 4 and of the date on which such right shall terminate (which shall be no less than 30 days after a Holder's receipt of notice). If the Holder elects to require the Company to prepay this Note pursuant to this Section 4, it shall furnish, prior to the date fixed in the Company's notice, written notice to the Company advising the Company of such election and the amount of principal of this Note to be prepaid. The Company shall prepay this Note in accordance with this Section 4 within one (1) Business Day after receipt of the Holder's election to require prepayment. If, upon any Liquidation Event, the Notes will share equally and ratably (in proportion to the respective amounts that would be payable on the Notes, if all amounts payable thereon had been paid in full) in any distribution of assets of the Company to which all Indebtedness pari passu in rights to the Notes are entitled.

                  (d) Prepayment Amount. The mandatory prepayments provided for in this Section 4 shall be paid at the Accreted Value of the principal amount required to be prepaid through the date of prepayment, plus premium and Liquidated Damages, if any, and accrued and unpaid interest, all as provided for above, provided that the Holder shall be given as much notice as possible, but no less then thirty (30) days, prior to the date fixed for prepayment to permit conversion of the Note as permitted by Section 6. To the extent that any payment required by this Section 4 is not made because such payment is not permitted under the terms of the Senior Indebtedness, the

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obligation to make such payment shall be deferred  until such time as the Senior
Indebtedness is no longer outstanding or such payment becomes permitted, and such payment shall be made on the next following Business Day. Notwithstanding the notice periods set forth herein, no payments due to the holders of Common Stock, preferred stock or other equity securities of the Company, or to the holders of indebtedness of the Company junior in right of payment to the Note, shall be made without first making the payments due under this Section 4.

         5. Manner of Payment. Payments of principal, interest and other amounts due under this Note shall be made no later than 12:00 p.m. (noon) (Los Angeles time) on the date when due and in lawful money of the United States of America (by wire transfer in funds immediately available at the place of payment) to such account as the Holder may designate in writing to the Company. Any payments received after 12:00 p.m. (noon) (Los Angeles time) shall be deemed to have been received on the next succeeding Business Day. Any payments due hereunder which are due on a day which is not a Business Day shall be payable on the first succeeding Business Day and such extension of time shall be included in the computation.

         6.       Conversion.

                  (a) Voluntary Conversion. At the option of the Holder, at any time, Holder shall have the right, at its option, to convert all or any portion (of $10,000 or more) of the Accreted Value of the Note, plus accrued but unpaid interest and accrued but unpaid Liquidated Damages, if any (the "Converted Amount"), into that number of fully paid and nonassessable shares of Common Stock of the Company, no par value per share ("Common Stock") at the Conversion Price (as defined below) in effect at the time of conversion, as hereinafter provided.

                  (b) Mechanics of Conversion. Upon written notice of conversion of the Note pursuant to an Election to Convert in the form of Exhibit A attached hereto, the Company will, as soon as practicable thereafter, but in no event longer than three (3) business days, issue and deliver to the Holder (i) a certificate for the number of shares of Common Stock to which the Holder shall be entitled, and (ii) an amended and restated promissory note in substantially the same form as this Note, but with the outstanding principal amount reduced by the Converted Amount. Such conversion shall be deemed to have occurred as of the close of business on the date of the surrender of this Note as provided for above, and the Holder shall be treated as the record holder of the Common Stock received upon conversion as of the close of business on such date.

                  (c) Payment of Taxes. The Company will pay all taxes that may be payable in respect of the issue or delivery of Common Stock upon conversion of this Note; provided, that Holder shall pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Common Stock in a name other than that in which this Note so converted was registered.

                  (d) Conversion Price. Each Note shall be convertible into the number of shares of Common Stock that results from dividing the Accreted Value, plus accrued but unpaid interest on such Note and accrued but unpaid Liquidated Damages, if any, on the date of conversion by the Conversion Price per share in effect at the time of the conversion. The initial Conversion Price shall be $12.34375, equal to the average Closing Price over the ten (10) trading days immediately

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preceding  the original  issuance of this Note.  This initial  Conversion  Price shall be subject to adjustment from time to time as provided below.

                  (e) One-Year Conversion Price Reset. On August 13, 2000, the Conversion Price shall be adjusted to be equal to the lower of (i) the Conversion Price in effect on the date of the original issuance of this Note (as adjusted pursuant to Sections (f) through (k) below) or (ii) a price equal to the average Closing Price over the ten (10) trading day period ending August 12, 2000.

                  (f) Adjustment for Stock Splits and Combinations. If the Company, at any time or from time to time after the date hereof, effects a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased, and conversely, if the Company, at any time or from time to time after the date hereof, combines the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 6(f) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                  (g) Adjustment for Certain Dividends and Distributions. If the Company at any time or from time to time after the date hereof makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, without payment therefor, a dividend or other distribution payable in Additional Shares of Common Stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this Section 6(g) as of the time of actual payment of such dividends or distributions.

                  (h) Adjustments for Other Dividends and Distributions. In the event the Company, at any time or from time to time after the date hereof, makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, without payment therefor, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Notes shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company or cash that they would have received had their Notes been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6 with respect to the rights of the holders of the Notes.

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                  (i)    Adjustment   for    Reclassification,    Exchange   and
Substitution. In the event that at any time or from time to time after the date hereof, the Common Stock issuable upon the conversion of the Notes is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Section
6), then and in any such event each holder of a Note shall have the right thereafter to convert such Note into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change, by holders of the maximum number of shares of Common Stock into
which  such  Note  could  have  been   converted   immediately   prior  to  such
recapitalization, reclassification or change, all subject to further adjustment as provided herein.

                  (j) Reorganization, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the date hereof, there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 6) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Notes shall thereafter be entitled to receive upon conversion of the Notes the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Notes after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 6 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Notes) shall be applicable after that event and be as nearly equivalent as may be practicable.

                  (k)      Sale of Shares Below Fair Market Value.

                           (i) (1) If at any time or from time to time after the date hereof, the Company issues or sells, or is deemed by the express provisions of this Section 6(k) to have issued or sold, Additional Shares of Common Stock (as defined in paragraph (v) below), other than as a dividend or other distribution on any class of stock as provided in Section (a) above and other than upon a subdivision or combination of shares of Common Stock as provided in Section (f) above, for an "Effective Price" (as defined in paragraph (v) below) less than the Fair Market Value per share of Common Stock (as defined in paragraph
         (v) below) in effect at the close of business on the day immediately prior to such sale or issuance, then and in each such case the then existing Conversion Price of the Notes shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying that Conversion Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock outstanding at the close of business on the day immediately preceding the date of such issue or sale, plus (B) the number of shares of Common Stock that the aggregate consideration received (or by the express provisions hereof deemed to have been received) by the Company for the total number of Additional Shares

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



         of Common Stock so issued would purchase at such Fair Market Value per share, and (ii) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date of such issue after giving effect to such issue of Additional Shares of Common Stock; provided however, that for the purposes of this Section
         (k), all shares of Common Stock then issuable upon conversion or exercise of then outstanding rights or options to acquire Common Stock or other stocks or securities convertible into Common Stock shall be deemed to be outstanding. Such adjustment shall be made successively whenever such an issuance is made. The foregoing notwithstanding, if any such sale or issuance of Additional Shares of Common Stock, rights, options, warrants or Convertible Securities (defined below) is effected pursuant to the terms of a bona fide agreement, commitment or letter of intent which is entered into or made prior to the date of such issuance and which specifies the "price per share of Common Stock" (as such phrase is used in this paragraph (i)) to be paid in such issuance, then the determination of whether or not the "price per share of Common Stock" in such issuance is "lower than the Fair Market Value per share of Common Stock" required by this paragraph (i) shall be made as of close of business on the date such agreement or letter of intent is entered into or such commitment is made and shall not be made "immediately prior to such sale and issuance" as provided above. (For example, if the Company enters into an agreement to sell shares of Common Stock in a private placement and the price per share of Common Stock to be paid pursuant to such agreement is equal to or greater than the Fair Market Value per share of Common Stock as of the close of business on the date on which such agreement is entered into, then no adjustment shall be required under this paragraph (i) even if such price is less than the Fair Market Value per share of Common Stock on the date such private placement is consummated.)

     (2) In case the Company or any subsidiary thereof shall, at any time after the date of this Note, make or agree to (i) any downward adjustment in the exercise, exchange or conversion price of, (ii) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of, or
(iii) any change in the consideration payable for the exercise, conversion or exchange of, any rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or acquire shares of Common Stock, other than such adjustment that is specifically contemplated and required under the terms of any such instrument as of the date of this Note, then the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding immediately prior thereto, plus (B) the number of shares of Common Stock to be issued upon such exercise, conversion or exchange immediately prior thereto, multiplied by the aggregate amount of the fair market value of the consideration to be received by the Company upon such exercise, conversion or exchange immediately thereafter, and the denominator shall be the sum of (X) the number of shares of Common Stock outstanding immediately thereafter, plus (Y) the number of shares of Common Stock to be issued upon such exercise, conversion or exchange immediately thereafter, multiplied by the aggregate amount of the fair market value of the consideration to be received by the Company upon such exercise, conversion or exchange immediately prior thereto. Such adjustment shall be made successively whenever such an issuance is made.

                           (ii) For the purpose of making any adjustment required under this Section (k), the consideration received by the Company for any issue or sale of securities shall (i) to the extent it consists of cash be computed at the net amount of cash received by the Company after deduction of any expenses payable by the Company and any underwriting or similar commissions, compensation, or concessions paid or allowed by the Company in connection with such issue or sale, (ii) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, subject to paragraph (vi) below, and (iii) if Additional Shares of Common Stock, Convertible Securities (as defined in paragraph (iii) below) or rights, warrants, or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options, subject to paragraph (vi) below.

                           (iii) For the purpose of the adjustment required under this Section (k), if the Company issues or sells any rights, warrants, or options for the purchase of, stock or other securities convertible into, Additional Shares of Common Stock or rights, warrants or options to purchase such convertible securities (such convertible stock or securities hereinafter referred to as "Convertible Securities") and if the Effective Price of such Additional Shares of Common Stock is less than the Fair Market Value per share of Common Stock at the close of business on the day immediately preceding the date of such issuance, then in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights, warrants or options or Convertible Securities, plus, in the case of such rights, warrants or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights, warrants or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such
         Convertible Securities) upon the conversion thereof. No further adjustment of the applicable Conversion Price, adjusted upon the issuance of such rights, warrants, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights, options or the conversion of any such Convertible Securities. If any such rights, warrants or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Conversion Price adjusted upon the issuance of such rights, warrants, options or Convertible Securities shall be readjusted to the applicable Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights, warrants or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights, warrants or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities.

                           (iv) (1) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company after the date hereof, whether or not subsequently reacquired or retired by the Company, other than (A) shares of Common Stock issued upon conversion of the Notes, and shares of Common Stock issued to employees or directors of, or consultants and advisors to, the Company or any subsidiary pursuant to any stock purchase or stock option plans or other arrangements that are approved by the Board of Directors and approved by the Company's stockholders. The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section (k), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section
         (k), for such Additional Shares of Common Stock.

                                    (2)     The "Fair Market Value" of a share
         of Common Stock as of
         a particular date shall mean (i) if the Common Stock is publicly traded at the time of determination, the average of the closing prices on such day of the Common Stock on all domestic securities exchanges on which the Common Stock is then listed, or, if there have been no sales on any such exchange on such day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day or, if on any such day the Common Stock is not so listed, the average of the representative bid and asked prices quoted on the Nasdaq system as of 4:00 P.M., New York time, on such day, or if on any day such security is not quoted on the Nasdaq system, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of thirty (30) days consisting of the day as of which "fair market value" is being determined and the twenty-nine consecutive business days prior to such day (provided that, if fair market value is being determined as of the date of a firm commitment public offering of the Common Stock, fair market value as of such date shall be the offering price for the Common Stock subject to such public offering); or (ii) if the Common Stock is not publicly traded at the time of determination, the Common Stock price per share determined by dividing Market Value (as defined below) by the outstanding number of shares of Common Stock calculated on a fully diluted basis using the treasury stock method as contemplated by the Accounting Principles Board Opinion No. 15 (as referred to in the Statement of Financial Accounting Standards No. 128) (such shares as calculated on any date, "Fully Diluted Shares"). "Market Value" means the highest price that would be paid for the entire common equity of the Company on a going-concern basis in an arm's-length transaction between a willing buyer and a willing seller (neither acting under compulsion), using valuation techniques then prevailing in the securities industry (but without giving effect to any discount in respect of a minority interest) and determined in accordance with the "Valuation Procedure" (as defined below) and assuming full disclosure and understanding of all relevant information and a reasonable period of time for effectuating such sale. For the purposes of determining the "Market Value", (a) the exercise price of options or warrants to acquire Common Stock which are deemed to have been exercised for the purpose of determining the issued and outstanding number of Fully Diluted Shares of Common Stock, shall be deemed to have been received by the Company, (b)(i) the liquidation preference or indebtedness, as the case may be, represented by securities which are deemed exercised for or converted into Common Stock for the purpose of determining the issued and outstanding number of Fully Diluted Shares of Common Stock and (ii) any contractual limitation in respect of the shares of Common Stock relating to voting rights, shall be deemed to have been eliminated or canceled and (c) full effect shall be given to any discount that may arise as the result of the fact that the shares of Common Stock are not publicly traded.

                  "Valuation Procedure" means, with respect to the determination of any amount or value required to be determined in accordance with such procedure, a determination (which shall be final and binding on the Company and the holders) made (i) by agreement among the Company and the Required Holders within twenty (20) days following the event requiring such determination or (ii) in the absence of such an agreement, by an Independent Financial Expert selected in accordance with the further provisions of this definition. If required, an Independent Financial Expert shall be selected within five (5) days following the expiration of the twenty (20)-day period referred to above, either by agreement among the Company and the Required Holders or, in the absence of such agreement, by lot from a list of four potential Independent Financial Experts remaining after the Company nominates three, the Required Holders nominate three, and each side eliminates one potential Independent Financial Expert. The Independent Financial Expert shall be instructed by the Company and the Required Holders to make its determination within twenty (20) days of its selection. The fees and expenses of an Independent Financial Expert selected hereunder shall be paid by the Company.

                  "Independent Financial Expert" means a nationally-recognized investment banking firm (a) that does not (and whose directors, officers, employees and Affiliates do not) have a direct or indirect material financial interest in the Company or any holder, (b) that has not been, and, at the time it is called upon to serve as an Independent Financial Expert under this Agreement, is not (and none of whose directors, officers, employees or Affiliates is not), a promoter, director or officer of the Company or any Holder, (c) that has not been retained during the preceding two years by the Company or the holder for any purpose, and (d) that is otherwise qualified to serve as an Independent Financial Advisor. Any such person or entity may receive customary compensation and indemnification by the Company for opinions or services it provides as an Independent Financial Expert.

     (v) Adjustments to Anti-Dilution Rights; Limitations on Subsequent Grants of Anti-Dilution Rights.

                                    (1)     Notwithstanding the foregoing
         provisions of this Section 4, to
         the extent that any holders of equity securities, or rights, warrants, options or other securities convertible into or exchangeable for equity securities, of the Company are entitled to anti-dilution rights that are superior or more favorable to the holder of such equity securities, or rights, warrants, options or other securities convertible into or exchangeable for equity securities, than those granted pursuant to this
         Section 6, the holder hereof shall be entitled to such anti-dilution rights with respect to the Notes.

                                    (2)     From and after the Date of Grant,
         the Company shall not,
         without the prior written consent of the Required Holders, grant any holders of equity securities, or rights, warrants, options or other securities convertible into or exchangeable for equity securities, of the Company anti-dilution rights with respect to such equity securities that are superior or more favorable than those granted pursuant to this
         Section 6.

                  6.1 Accountants' Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price applicable to the Notes or the number of shares of Common Stock or other securities issuable upon conversion of the Notes, the Company, at its expense, shall cause independent public accountants of recognized standing selected by the Company (who may be the independent public accountants then auditing the books of the Company) to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Notes at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Conversion Price as then in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property that at the time would be received upon conversion of the Notes.

                  6.2 Notices of Record Date. In the event of (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any transfer of all or substantially all of the assets of the Company to any other person or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of a Note at least thirty (30) days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

                  6.3 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Notes. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the Fair Market Value of one share of the Company's Common Stock on the date of conversion.

                  6.4 No Dilution or Impairment. The Company will not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out all provisions of this Section 6 and in the taking of all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Notes against dilution or other impairment.

                  6.5 Registration Rights; Liquidated Damages. The Holders of the Notes are entitled to certain rights under the Registration Rights Agreement, and to Liquidated Damages (as provided in the Purchase Agreement) for the breach of the Registration Rights Agreement. Any Liquidated Damages shall be paid pro rata in cash to the holders of the Notes on the first business day of each month following accrual thereof. Shares not registered upon issuance shall bear a legend in the form set forth on the face of this Note.

                  6.6 Limitation on Ownership. If this Note is held by U.S. Bancorp Investments, Inc. ("USBI"), and not any other Holder, this Note may only be converted if the total number of voting shares of Common Stock held by USBI upon such conversion, when aggregated with any other voting shares held by persons or entities required by Regulation Y of the Federal Reserve Board to be aggregated with USBI's holdings, shall be less than 5.00% of the total shares of voting stock outstanding immediately after such conversion.

         7. Remedies upon Event of Default. Upon the acceleration of the indebtedness under the Notes pursuant to the terms of the Purchase Agreement, the principal of and all accrued and unpaid interest on this Note and Liquidated Damages, if any, shall become immediately due and payable without any declaration or other act on the part of the Holder and all without demand, presentment, notice, or protest, all of which are hereby expressly waived, and the Holder may exercise any right or power available to it under this Note or the Purchase Agreement, at law or in equity, all of which rights and powers may be exercised cumulatively and not alternatively. No delay or omission of the Holder of this Note to exercise any right or power accruing upon any Default or Event of Default occurring and continuing shall impair any such right or power or shall be construed to be a waiver of any such Default or Event of Default or an acquiescence therein, and every power and remedy given by this Note or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Holder.

         8. Assignment and Transfer. Subject to applicable laws, the Holder may, at any time and from time to time and without the consent of the Company, assign or transfer to one or more Persons the entire outstanding principal balance of this Note or any portion thereof (but not less than $100,000 in principal amount in any single assignment (unless such lesser amount represents the entire outstanding principal balance hereof)). Upon surrender of this Note at the Company's principal executive office for registration of any such assignment or transfer, accompanied by a duly executed instrument of transfer, the Company shall, at its expense and within three (3) Business Days of such surrender, execute and deliver one or more new notes of like tenor in the requested principal denominations and in the name of the assignee or assignees and bearing the legend set forth on the face of this Note, and this Note shall promptly be canceled. Each assignment or transfer of this Note, in whole or in part, shall be registered on the register maintained by the Company pursuant to the Purchase Agreement immediately following the surrender of this Note. If the entire outstanding principal balance of this Note is not being assigned, the Company shall issue to the Holder hereof, within three (3) Business Days of the date of surrender hereof, a new note which evidences the portion of such outstanding principal balance not being assigned. Upon the request of any Holder, the Company shall issue an amended and restated Note setting forth the then current principal balance thereon.

         9. Benefits Pro Rata. If the Notes issued under the Purchase Agreement are held at any time by more than one Holder, any payments of principal of, or premium, if any, on this Note, and any payments of interest or other amounts which are not sufficient to pay all interest or other amounts due thereunder, shall be made pro rata with respect to all such Notes in accordance with the outstanding principal amounts thereof, respectively. Any Holder receiving any payment or securities in excess of its pro rata portion hereby agrees to hold such excess amount in trust for all other Holders, and upon discovery of any over-payment pay such excess to the other Purchasers, within two (2) Business Days, in order to comply with this Section.

         10. Loss, Theft, Destruction or Mutilation of this Note. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction, upon receipt of an indemnity agreement or other indemnity reasonably satisfactory to the Company or, in the case of any such mutilation, upon surrender and cancellation of such mutilated Note, the Company shall make and deliver within three (3) Business Days a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

         11. Costs of Collection. The Company agrees to pay all Holder Group Expenses in connection with the enforcement of Holders' rights hereunder, all as more fully provided in Section 11.1 of the Purchase Agreement.

         12. Waiver of Default. Holders holding 50.1% may waive a Default or Event of Default under this Note but may not, without the consent of the Holder, waive a Default in payment of principal of or premium, if any, or interest or Liquidated Damages, if any, on the Note (except a rescission of acceleration of the maturity of the Note and a waiver of the payment default that resulted from such acceleration).

         13. No Setoffs; Waivers, etc. The Company's obligations under this Note shall be paid and performed by the Company without any defenses, claims, setoffs, counterclaims, recoupments, reductions, limitations, impairments or terminations which the Company may now have or hereafter has or could have against Holder, and the Company hereby waives all of the same. The Company hereby waives the benefit of all laws now or hereafter enacted affording any right to any appraisement, any stay of execution or extension of time for payment. Except as set forth herein, notice of demand, presentation for payment, notice of non-payment or dishonor, protest and notice of protest are hereby waived by the Company. The Company agrees that the granting, without notice of any extension or extensions of time for payment of any sum or sums due hereunder, or for the performance of any covenant, condition or agreement contained herein, or the granting of any other indulgences to the Company, or any other modification or amendment of this Note, or the acceptance, release or substitution by Holder of any security, shall in no way release or discharge the liability of the Company.

         14. Highest Rate Permitted. Notwithstanding anything in this Note to the contrary, no provision of this Note shall require the payment or permit the collection of interest in excess of the highest rate permitted by applicable law, and any portion of the interest otherwise payable under this Note which is in excess of the highest rate permitted by applicable law shall be cancelled automatically or (if heretofore paid) shall, at the option of the Company, be either refunded to the Company or credited to the principal amount of this Note.

         15. Remedies. The Company stipulates that the remedies at law of the Holder in the event of any default by the Company in the performance of or compliance with any of the terms of this Note are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

         16. Covenant to Reserve Securities. The Company shall at all times reserve, for the purpose of issuance upon the conversion into Common Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to comply with the terms of this Note ("Reserved Common Stock"), and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient, the Company will take all action necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         17. Covenant To Take All Proper Legal Steps For Conversion. The Company represents and covenants that it will at all times promptly do any and all lawful things necessary to permit the conversion into Common Stock of the principal and accrued but unpaid interest as provided herein and, among other things, to that end will expeditiously and by proper action take all steps necessary to have available to meet full conversion a sufficient number of shares of Common Stock.

         18.      Miscellaneous.

                  (a) Notices. All notices and communications provided for hereunder shall be in writing and sent (a) by telefacsimile, or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

                           (i) if to a Holder, at the address specified for such communications in Exhibit B to the Purchase Agreement or at such other address as it shall have specified to the Seller in writing, or

                           (ii)     if to the Company or any Guarantor,

                           CFI Pro Services, Inc.
                           400 S.W. Sixth Avenue, Suite 200
                           Portland, Oregon  97204
                           Attention:  Jeffrey P. Strickler, Esq.
                           Telephone:  (503) 274-7280
                           Facsimile:  (503) 790-9229

                  With a copy to:

                           Farleigh, Wada & Witt, P.C.
                           121 S. W. Morrison, Suite 600
                           Portland, Oregon  97204
                           Attention:  F. Scott Farleigh, Esq.
                           Telephone:  (503) 228-6044
                           Facsimile:  (503) 228-1741

Notices under this Section 18(a) will be deemed given only when actually received, or three hours after confirmation of a successful telefacsimile transmission.

                  (b) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws. The Company and the Purchasers have each been represented by counsel in the negotiation and drafting of this Note and neither the Company nor the Purchasers nor their respective counsel shall be deemed the drafter of this Note for purposes of construing the provisions of this Note, and all provisions of this Note shall be construed in accordance with their fair meaning, and not strictly for or against the Company or the Purchasers.

                  (c) Modification. Neither this Note nor any provision hereof may be amended unless in an instrument in writing signed by the Holder and the Company, provided, that any amendment to the Purchase Agreement approved by the Required Holders shall be binding upon the Holder of this Note.

                  (d) Severability.  If any provision of this Note is held to be
invalid,  illegal,  or  unenforceable,   such  invalidity,   illegality,  and/or
unenforceability shall not affect any other provision of this Note.

                  (e) Successors. Except as set forth to the contrary herein, all the covenants, agreements, representations, and warranties contained in this Note shall bind the parties hereto and their respective heirs, executors, administrators, distributees, successors, and assignees.

                  (f) CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE PURCHASE AGREEMENT, THE NOTES OR ANY OTHER RELATED DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR A JOINDER HERETO, THE COMPANY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE COMPANY AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 14.6 OF THE PURCHASE AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE HOLDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY OR ANY GUARANTOR IN ANY OTHER JURISDICTION. THE COMPANY AND EACH GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE COMPANY OR ANY GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE COMPANY AND EACH GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE PURCHASE AGREEMENT, THE NOTES AND ANY OTHER RELATED DOCUMENT.

         (h) WAIVER OF JURY TRIAL, ETC. THE PARTIES HERETO AND ANY SUBSEQUENT GUARANTOR OR PURCHASER OF A NOTE HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THE PURCHASE AGREEMENT, THE NOTES OR OTHER DOCUMENTS PREPARED IN CONNECTION HEREWITH, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THE PURCHASE AGREEMENT AND THE NOTES, AND AGREE THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE

TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE COMPANY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF THE PURCHASERS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE HOLDERS WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. THE COMPANY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE HOLDER'S ENTERING INTO THIS AGREEMENT.

                  (f) Headings. The section headings in this Note are inserted for purposes of convenience only and shall have no substantive effect.

         IN WITNESS WHEREOF, CFI ProServices, Inc. has executed this Note on August 13, 1999.

                                            CFI PROSERVICES, INC.


                                            By: /s/ Robert P. Chamness
                                                ----------------------
                                                Name:  Robert P. Chamness
                                                Title: President

                                                                       Exhibit A

                          NOTICE OF ELECTION TO CONVERT


         The undersigned, as Holder of the 10% Convertible Subordinated Discount Note (the "Note") issued by CFI ProServices, Inc. (the "Company"), hereby elects to convert $__________ of the Accreted Value and accrued interest and Liquidated Damages, if any, on this Note into that number of shares of Common Stock of the Company, equal to $__________ divided by the Conversion Price (or __________ shares), plus $__________ in lieu of fractional shares.


Date:  _______________

                                            "Holder"


                                            By:

                                            Please Print or  Typewrite  Name and
                                            Address,  Including  Zip  Code,  and
                                            Social  Security  or Other  Taxpayer
                                            Identifying Number, as you wish them
                                            to appear on a Certificate.


                                            Name


                                            Address


                         Taxpayer Identification Number

                  SCHEDULE TO 10% DISCOUNTED CONVERTIBLE NOTES
                  --------------------------------------------

Holder                                                           Amount
---------------------------------------                          -----------
U.S. Bancorp Libra                                               $1,050,000
Levine Leichtman Capital Partners II, L.P.                       $2,000,000
Soundshore Holdings, Ltd                                         $  500,000
Southshore Opportunity Holding Fund, Ltd                         $  500,000
Bay Star Capital, L.P.                                           $1,500,000
                                                                 ----------
               Total                                             $5,550,000